Exhibit 23.5

Sinomonitor International

June 1, 2011

To:    Tudou Holdings Limited

Building No. 6, X2 Creative Park

1238 Xietu Road, Xuhui District

Shanghai 200032, People’s Republic of China

Tel: (86-21) 5170-2355

Attention: Sam Yung King Lai

Dear Mr. Lai:

We hereby confirm we are duly authorized to sell and consent on the statistics, data and information from China Marketing and Media Study, a marketing and media database. We hereby consent to the references to our name and China Marketing and Media Study and the quotation by Tudou Holdings Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 submitted, to be submitted or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), of research statistics, data and information from us and China Marketing and Media Study, and in roadshow and other promotional materials in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Sinomonitor International
[seal: Sinomonitor International]
/s/ Susan Song
Name: Susan Song
Title: Deputy General Manager